1                                                             EXHIBIT 10(n)







December 10, 2002



Mr. James D. Carreker
5930 Desco Drive
Dallas, TX 75225

Dear Jim:

I am very pleased and excited by our conversations to date and would like to offer you the opportunity to join The Bombay Company, Inc. ("Bombay" or "Company") as Non-Executive Chairman of the Board. We believe Bombay has tremendous potential, and that you have skill sets complementary to the existing Board of Directors and management team that would help maximize the potential of the Company. With this letter, I would like to formalize the offered terms of employment we have discussed.

      1. Title - Non-Executive Chairman of the Board of Directors, The Bombay Company, Inc.

      2.    Reporting - This role will report into the Board of Directors.

      3. Term and Commitment - Three years based upon shareholder election in May 2003, plus the interim period prior to the shareholder vote. It is expected that this position will require an initial commitment of approximately two days per week.

      4.    Annual Cash Retainer -  $100,000 paid quarterly in arrears.

      5. Restricted Stock Grant - 75,000 shares of Bombay stock, to be awarded at the rate of 25,000 shares at the time of election and 25,000 shares per year on each of the next two anniversaries of this agreement.

      6. Annual Stock Option Grant - 20,000 stock options will be awarded on election to the Board and thereafter annually in March of each year during service on the Board. The option grant at election vests 20% per year over a five-year period and the annual option grant vests six months following the grant.

As we have discussed, we would like to see you start as soon as possible in December 2002, with an understanding that you will need to terminate your position as Director of Pier1 Imports.

To indicate your agreement with and acceptance of the terms of our offer, please sign this letter and return to me at your earliest convenience. We will then work through a complete contract as a next step.

On behalf of The Bombay Company, we look forward to working with you to build an exciting value proposition for our customers and wealth creation for our shareholders.

Sincerely,

/s/ Nigel Travis

Nigel Travis
Chairman, Governance and Nominations
Committee of the Board of Directors,
The Bombay Company, Inc.


                                        ACCEPTED AND AGREED TO IN ITS ENTIRETY:

                                         /s/ James D. Carreker          12-11-02

                                         Signature                      Date